UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 22, 2007

VUBOTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-28883	58-2212465
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

235 Peachtree Street, NE, Suite 1725, Atlanta, Georgia 30303
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:   404-474-2576

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective August 16, 2007, the Board of Directors (the “Board”) of VuBotics, Inc. (the “Company”) appointed Marc Owensby as a new director.  This appointment increases the number of members of the Board from three to four.  Mr. Owensby will serve for a term expiring at the Company’s 2008 Annual Meeting of Stockholders.

Mr. Owensby, age 46, has served as the chief development officer of PT Code Jawa, a mobile software development firm based in Indonesia, since 2002.  Prior to co-founding PT Code Jawa, Mr. Owensby was the chief executive officer of Spotcast Communications, Inc., a firm which specialized in mobile phone advertising and marketing technologies, from 1998 through 2001.  From 1996 through 1998, Mr. Owensby served as vice president of telecommunications for Lockheed Martin International.  From 1990 through 1996, he served as director of business development for COMSAT Mobile Communications, Inc.  Mr. Owensby holds a dual degree in Economics and History from the University of Wisconsin-Madison and a doctorate in law degree from the University of Wisconsin Law School.

There are no arrangements or understandings between Mr. Owensby and any other persons with respect to his appointment as a director.  There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party in which Mr. Owensby, or any member of his immediate family, had, or will have, a direct or indirect material interest.  There are no familial relationships between Mr. Owensby and the other officers and directors of the Company.

The Company’s press release announcing the appointment of Mr. Owensby to the Board is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 22, 2007 of VuBotics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VuBotics, Inc.
By:	/s/ Philip E. Lundquist
	Name:	Philip E. Lundquist
	Title:	Chief Executive Officer
	Date:	August 22, 2007